SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:
   Preliminary Proxy Statement

   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   Definitive Proxy Statement
   Definitive Additional Materials
   Soliciting Material Pursuant to §240.14a-12

G-III APPAREL GROUP, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
   No fee required.
   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

G-III APPAREL GROUP, LTD.

Dear Stockholder:

The attached Proxy Statement Supplement (the "Proxy Supplement") is being sent to you because the Company has determined to add an additional proposal to the original Proxy Statement dated May 4, 2005 (the "Original Proxy Materials"). The additional proposal to approve the Company's 2005 Stock Incentive Plan will be considered at the upcoming Annual Meeting of Stockholders of the Company to be held on June 9, 2005 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103. It is important that you review the Proxy Supplement in conjunction with the Original Proxy Materials.

Please complete and return the enclosed green amended proxy card and disregard the proxy card enclosed with the Original Proxy Materials. This amended proxy card reflects all proposals that will be voted upon at the upcoming Annual Meeting of Stockholders of the Company. You should complete and return this amended proxy card, even if you have already completed and returned the proxy card that was included with the Original Proxy Materials.

Thank you for your cooperation.

Very truly yours,
MORRIS GOLDFARB Chief Executive Officer

May 24, 2005

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

AMENDED
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. (the "Company") will be held on Thursday, June 9, 2005, at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103, for the following purposes:

(1)	To elect seven directors to serve for the ensuing year.

(2)	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending January 31, 2006.

(3)	To consider and act upon a proposal to approve the 2005 Stock Incentive Plan.

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS AMENDED NOTICE OF THE COMPANY'S ANNUAL MEETING IS BEING SENT TO YOU BECAUSE THE COMPANY HAS DETERMINED TO INCLUDE AN ADDITIONAL PROPOSAL (PROPOSAL NO. 3 ABOVE) TO BE CONSIDERED BY THE COMPANY'S STOCKHOLDERS AT THE MEETING. INFORMATION ABOUT PROPOSAL NO. 3 IS CONTAINED IN THE PROXY STATEMENT SUPPLEMENT INCLUDED WITH THIS NOTICE.

INFORMATION WITH RESPECT TO PROPOSALS NO. 1 AND 2 ABOVE IS CONTAINED IN THE COMPANY'S ORIGINAL PROXY STATEMENT, DATED MAY 4, 2005, PREVIOUSLY SENT TO YOU. THE ORIGINAL PROXY STATEMENT IS AVAILABLE ON THE COMPANY'S WEBSITE AT www.g-iii.com AND ON THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION AT www.sec.gov.

Only stockholders of record at the close of business on May 3, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy (please disregard the form of proxy that was previously mailed to you) and return it promptly in the envelope provided. Even if you already voted using the proxy card that initially was mailed to you, please complete, date and sign the enclosed form of proxy and return it as instructed. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors
WAYNE S. MILLER Secretary

New York, New York
May 24, 2005

G-III APPAREL GROUP, LTD.
512 Seventh Avenue
New York, New York 10018

PROXY STATEMENT SUPPLEMENT

This Proxy Statement Supplement provides additional information to stockholders of G-III Apparel Group, Ltd. ("G-III" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held on Thursday, June 9, 2005, at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 24th Floor, New York, New York 10103.

It is proposed that at the Annual Meeting: (i) seven directors will be elected to serve on the Company's Board of Directors, (ii) the appointment of Ernst & Young LLP as the independent certified public accountants of the Company for the fiscal year ending January 31, 2006 will be ratified and (iii) the 2005 Stock Incentive Plan will be approved.

Information with respect to Proposals No. 1 and 2 is contained in the Company's Original Proxy Statement, dated May 4, 2005, previously sent to you. The Original Proxy Statement is available on the Company's website at www.g-iii.com and on the website of the Securities and Exchange Commission at www.sec.gov.

PROPOSAL NO. 3
APPROVAL OF THE 2005 STOCK INCENTIVE PLAN

On May 24, 2005, upon the recommendation of the Compensation Committee of the Board of Directors, the Board of Directors of the Company unanimously approved the 2005 Stock Incentive Plan (the "Plan"), subject to the approval of the stockholders of the Company at the Annual Meeting. The Plan will become effective if, and only if, it is approved by the stockholders of the Company at the Annual Meeting.

Currently, stock options are the only form of equity-based compensation allowed under the Company's existing equity compensation plans. In view of recent trends in equity compensation and the pending changes in financial accounting standards applicable to equity-based compensation awards, which, among other things, will require the mandatory expensing of stock options, the Company's Board of Directors and Compensation Committee believe that is essential for the Company to be able to grant other forms of equity-based compensation in order to continue to attract and retain executives, other key employees, non-employee directors and other service providers of high quality and to implement equity compensation practices that will be cost efficient under the new accounting standards (once implemented) and that remain competitive within the industry. In addition to stock options, the Plan authorizes a broad range of awards, including:

•	stock appreciation rights ("SARs");

•	restricted stock, which is a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;

•	deferred stock, which is a contractual commitment to deliver shares at a future date;

•	other awards based on shares of Common Stock, par value $.01 per share (the "Common Stock"), including stock bonuses and dividend equivalents; and

•	performance awards, which are awards that are earned by achieving specific performance objectives.

The Company's Board of Directors and Compensation Committee therefore view the Plan as a key part of the Company's compensation program.

In assessing the recommendation of the Board of Directors, stockholders should consider that directors and executive officers of the Company will be eligible to receive awards under the Plan and thus may have a substantial interest in the approval of this proposal.

Reasons for Stockholder Approval

We are submitting the Plan for approval by the Company's stockholders in order to satisfy certain legal requirements and listing requirements of the Nasdaq National Market. In addition, the Company regards stockholder approval of the Plan as desirable and consistent with corporate governance best practices.

Stockholder approval of the Plan will also permit the Company to grant stock options that qualify as "incentive stock options" under the Internal Revenue Code ("ISOs"). We are also seeking stockholder approval of the Plan in order to enable the Company to make awards that are exempt from the deduction limitation of Section 162(m) of the Internal Revenue Code, which provides an annual $1 million limit on the deduction of non-exempt compensation paid to each of the chief executive officer and the four other most highly compensated executive officers serving on the last day of the fiscal year (generally referred to as the "named executive officers").

Description of the Plan

The following is a brief description of the material features of the Plan. This description is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement Supplement as Appendix A.

Shares Available under the Plan.    A total of 500,000 shares of Common Stock will be reserved for issuance in connection with awards granted under the Plan; provided that, on each January 31st during the term of the Plan, without further action by the Board or the Company's stockholders, the total number of shares of Common Stock available for issuance pursuant to the Plan shall be automatically increased (but not decreased) to the nearest whole number of shares equal to six percent (6%) of the total number of issued and outstanding shares of Common Stock on each such date (excluding any shares held in treasury). As of May 3, 2005, the record date for the Annual Meeting, there were 7,532,115 shares of Common Stock outstanding (excluding shares held in treasury). Under this provision, additional shares would be reserved under the Plan if the number of outstanding shares of Common Stock were to increase above 8,333,333.

In no event, however, may more than 200,000 shares of Common Stock be issued pursuant to the exercise of ISOs granted under the Plan. The number of shares reserved for issuance pursuant to the Plan and the exercise of ISOs is subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events. Only the number of shares actually delivered to and retained by award recipients in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the Plan. Thus, shares subject to awards under the Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the recipient (or, if previously delivered, returned to the Company by such recipient) will be available for issuance under the Plan. Shares withheld in payment of the exercise price or taxes relating to an award under the Plan and shares equal to the number surrendered in payment of any exercise price or taxes relating to any such award will also be available for issuance under the Plan. Shares delivered under the Plan may be either newly-issued or treasury shares.

Per-Person Award Limitation.    The Plan limits the number of shares that may be covered by awards to any participant in a given fiscal year. Under this annual per-person limitation, no person may in any year be granted awards covering more than his or her "Annual Share Limit." The Annual Share Limit equals 50,000 shares plus the amount of the participant's unused Annual Share Limit as of the close of the previous year, subject to adjustment for stock splits, stock dividends and other extraordinary corporate events.

Eligibility.    Awards may be granted under the Plan to any member of the Board of Directors (whether or not an employee of the Company or its affiliates), to any officer or other employee of the Company or its affiliates (including prospective officers and employees) and to any consultant or other independent contractor who performs or will perform services for the Company or its affiliates. As of May 23, 2005 there were approximately 383 persons eligible to receive awards under the Plan.

Administration.    The Plan will be administered by the Compensation Committee of the Company's Board of Directors (the "Committee"), except that the Board of Directors may itself act in place of the Compensation Committee to administer the Plan. Determinations with respect to grants to non-employee directors must be made by the Board of Directors. Subject to the terms and conditions of the Plan, the Committee is authorized to select the persons to whom awards will be made; prescribe the terms and conditions of each award and make amendments thereto; to the extent permitted by applicable law, to reprice outstanding options or SARs and to grant new awards in substitution for outstanding awards; construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The Committee is permitted to delegate authority to executive officers for the granting of awards, but any action pursuant to delegated authority will be limited to grants to employees, including officers who are below the executive officer level. The Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.

Stock Options and SARs.    The Committee is authorized to grant stock options, including ISOs and options that do not qualify as ISOs. SARs may also be granted, entitling the recipient to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the SAR's designated "base price." The exercise price of an option and the base price of an SAR will be determined by the Committee, but may not be less than the fair market value of the underlying shares on the date of grant. The Committee will determine the term of each option and SAR, but the maximum term of each option and SAR will be ten years. Subject to this limit, the times at which each will be exercisable and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares or other property (which may include through broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee.

Restricted Stock and Deferred Stock.    The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the recipient to the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends (subject to any mandatory reinvestment or other requirements imposed by the Committee).

Deferred stock gives a recipient the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of "stock units," "restricted stock units," "phantom shares" or "performance shares." The Committee will establish any vesting requirements for deferred stock granted for continuing services. Prior to settlement, deferred stock awards, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents will be paid or accrue unless otherwise determined by the Committee.

Other Stock-Based Awards.    The Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to the Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards.

Performance-Based Awards.    The Committee may also grant performance awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable, vested or settleable, or as a condition to accelerating the timing of such events. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the criteria set forth below for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units, either on an absolute basis or relative to an index:

•	revenues on a corporate or product by product basis;

•	earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary or special items;

•	net income or net income per common share (basic or diluted);

•	return on assets, return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

•	economic value created or added;

•	operating margin or profit margin; and

•	stock price, dividends or total stockholder return.

These goals may be set with fixed, quantitative targets, targets relative to past performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison.

Amendment and Termination of the Plan; Term of the Plan.

Except as may otherwise be required by law or the requirements of any stock exchange or market upon which the Common Stock may then be listed, the Company's Board of Directors, acting in its sole discretion and without further action on the part of the stockholders of the Company, may amend the Plan at any time and from time to time and may terminate the Plan at any time. Unless earlier terminated, the Plan will terminate on the tenth anniversary of the date on which it is approved by the Company's stockholders.

Federal Income Tax Implications of the Plan

The grant of an option or an SAR will create no federal income tax consequences for the recipient or the Company. A recipient will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is not an ISO, the recipient generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the recipient must generally recognize ordinary income equal to the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the recipient must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a recipient's sale of shares acquired by exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the recipient's tax "basis" in such shares. The tax "basis" normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option's exercise. A recipient's sale of shares acquired by exercise of an SAR generally will result in capital gain or loss measured by the difference between the sale price and the tax "basis" in the shares, which generally is the amount he or she recognized as ordinary income in connection with the SAR's exercise.

The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a recipient in connection with an option or SAR, but no tax deduction relating to a recipient's capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the applicable ISO holding periods before selling the shares.

With respect to awards other than options and SARs that result in a transfer to the recipient of shares or other property, if no restriction on transferability or substantial risk of forfeiture applies to the transferred amounts, the recipient generally must recognize ordinary income equal to the fair market value of shares or other property actually received. If a restriction on transferability and substantial risk of forfeiture applies to shares or other property transferred to a recipient under an award (such as, for example, restricted stock), the recipient generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, the Company can claim a tax deduction in an amount equal to the ordinary income recognized by the recipient, except as discussed below. A recipient may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the recipient subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, with respect to the amount of ordinary income on which he or she previously paid tax.

Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap under Section 162(m) and therefore remains fully deductible by the company that pays it. Under the Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances. In addition, other awards under the Plan may or may not qualify depending on the terms of the awards.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to recipients of awards under the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits

Because future awards under the Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards generally cannot be determined at this time. However, if the Plan is approved by the Company's stockholders at the Annual Meeting or any adjournment thereof, the Compensation Committee will grant restricted stock promptly following the Annual Meeting as follows: (i) 50,000 shares to Morris Goldfarb, Chief Executive Officer of the Company, (ii) 25,000 shares to Jeanette Nostra-Katz, President of the Company, (iii) 25,000 shares to Wayne S. Miller, Senior Vice President, Chief Operating and Financial Officer, Treasurer and Secretary of the Company, (iv) 4,000 shares to Deborah Gaertner, Vice President – Women's Sales Division of G-III Leather Fashions, Inc., (v) 2,000 shares to Keith Sutton Jones, Vice President – Foreign Manufacturing G-III Leather Fashions, Inc., (vi) an aggregate of 112,000 shares to our executive officers as a group, and (vi) an aggregate of 29,000 shares to employees, including officers who are not executive officers, of the Company as a group.

The restricted stock would become vested only if the closing share price on the Nasdaq National Market of the Company's Common Stock for any ten consecutive trading day period is greater than (i) $11 during the period commencing on the date of grant and ending on the day prior to the first anniversary of the date of grant, (ii) $11.50 during the period commencing on the first anniversary of the date of grant and ending on the day prior to the second anniversary of the date of grant, or (iii) $12 during the period commencing on the second anniversary of the date of grant and ending on the third anniversary of the date of grant. The number of restricted shares and the vesting price will be appropriately adjusted in the event of stock splits, stock dividends and other extraordinary corporate events. On May 23, 2005, the last reported sale price of the Common Stock on the Nasdaq National

Market was $7.50 per share. Since February 1, 2004, the highest reported sales price of the Common Stock on the Nasdaq National Market was $10.89 per share.

The following table summarizes the Company's equity compensation plan information as of January 31, 2005.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding issued and outstanding options, warrants and rights)
Equity compensation plans approved by security holders:	981,949	$4.87	384,800
Equity compensation plans not approved by security holders:	N/A	N/A	N/A
TOTAL	981,949	$4.87	384,800

Vote Required For Approval

Approval of the Plan will require the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, and will not be counted in determining the number of shares necessary for approval. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS CONSIDERS THE PLAN TO BE IN THE COMPANY'S BEST INTEREST AND THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND THEREFORE RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PLAN AT THE ANNUAL MEETING.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

/s/ Wayne Miller WAYNE S. MILLER Secretary

Dated:   May 24, 2005

G-III APPAREL GROUP, LTD.
This Proxy Is Solicited By The Board of Directors For The
Annual Meeting of Stockholders To Be Held On June 9, 2005

Please mark your vote on this green proxy card and return it in the envelope provided. It is important that you vote using this card, even if you already returned the proxy card that was enclosed with the Company's Original Proxy Materials.

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the "Corporation"), hereby constitutes and appoints Morris Goldfarb, Aron Goldfarb and Wayne S. Miller and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 9, 2005, and at any and all adjournments or postponements thereof, as follows:

(1)    ELECTION OF DIRECTORS

FOR the nominees listed below (except as marked to the contrary below)	WITHHOLDING AUTHORITY to vote for all the nominees listed below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
Nominees: Morris Goldfarb, Thomas J. Brosig, Pieter Deiters, Alan Feller, Carl Katz, Willem van Bokhorst and Richard White.

(2)    PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

   FOR                    AGAINST                    ABSTAIN

(3)     PROPOSAL TO APPROVE THE 2005 STOCK INCENTIVE PLAN

   FOR                    AGAINST                    ABSTAIN

(4)    In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

(Continued on reverse side.)

(Continued)

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors and FOR Proposal Nos. 2 and 3. Any and all proxies heretofore given by the undersigned are hereby revoked.

Dated:

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

Please Date, Sign and Mail in the Enclosed Reply Envelope

Appendix A

G-III APPAREL GROUP, LTD.
2005 STOCK INCENTIVE PLAN

1.    Purpose.    The purpose of the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan (the "Plan") is to enable G-III Apparel Group, Ltd., a Delaware corporation (the "Company"), and its stockholders to secure the benefits of ownership of Company common stock, $.01 par value (the "Common Stock"), by eligible personnel of the Company and its affiliates. The Board of Directors of the Company (the "Board") believes that the grant of awards pursuant to the Plan will foster the Company's ability to attract, retain and motivate such persons.

2.    Types of Awards.    Awards under the Plan may be in the form of any one or more of the following: (a) options to purchase shares of Common Stock at a specified price during specified time periods granted pursuant to Section 7(b) ("Options"), including Options intended to qualify as "incentive stock options" ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and Options that do not qualify as ISOs; (b) stock appreciation rights granted pursuant to Section 7(c) ("SARs"); (c) Common Stock granted pursuant to Section 7(d) which is subject to certain restrictions and to a risk of forfeiture ("Restricted Stock"); (d) rights to receive Common Stock at the end of a specified deferral period granted pursuant to Section 7(e) ("Deferred Stock"), whether denominated as "stock units," "restricted stock units," "phantom shares" or "performance shares"; (e) other stock-based awards granted pursuant to Section 7(f) ("Other Stock-Based Awards"); and/or (f) performance-based awards granted pursuant to Section 7(g) ("Performance Awards").

3.    Available Shares.    Subject to the provisions of Section 9, the Company may issue a total of 500,000 shares of Common Stock pursuant to the Plan; provided that, on each January 31st during the term of the Plan, without further action by the Board or the Company's stockholders, the total number of shares of Common Stock available for issuance pursuant to the Plan shall be automatically increased (but not decreased) to the nearest whole number of shares (with .05 shares being rounded-up) equal to six percent (6%) of the total number of issued and outstanding shares of Common Stock on each such date (excluding any shares held in treasury). Notwithstanding the preceding sentence, subject to the provisions of Section 9, in no event may more than 200,000 shares of Common Stock be issued pursuant to the exercise of ISOs granted under the Plan. In determining the number of shares available for issuance pursuant to the Plan at any time, the following shares shall be deemed not to have been issued (and shall remain available for issuance) pursuant to the Plan: (a)shares subject to an award that is forfeited, canceled, terminated or settled in cash; (b) shares repurchased by the Company from the recipient of an award for not more than the original purchase price of such shares or forfeited to the Company by the recipient of an award; and (c) shares withheld or tendered by the recipient of an award as payment of the exercise or purchase price under an award or the tax withholding obligations associated with an award. Such shares may be either authorized and unissued or held by the Company in its treasury. No fractional shares of Common Stock may be issued under the Plan.

4.    Per-Person Award Limitation.    In each fiscal year during any part of which the Plan is in effect, an eligible person may be granted awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code relating to up to his Annual Share Limit. Subject to the provisions of Section 9, an eligible person's "Annual Share Limit" shall equal, in any year during any part of which the eligible person is then eligible under the Plan, 50,000 shares plus the amount of the eligible person's unused Annual Share Limit as of the close of the previous year.

5.    Administration.

(a)    Committee.    The Plan shall be administered by the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan from time to time (the "Committee"). The full Board may perform any function of the Committee hereunder, in which case the term "Committee" shall refer to the Board. Notwithstanding the foregoing, the Board shall have sole responsibility and authority for matters relating to the grant and administration of awards to non-employee directors of the Company, and reference herein to the Committee with respect to any such matters shall be deemed to refer to the Board.

(b)    Responsibility and Authority of Committee.    Subject to the provisions of the Plan, the Committee, acting in its discretion, shall have responsibility and full power and authority to (i) select the persons to whom awards shall be made; (ii) prescribe the terms and conditions of each award and make amendments thereto, (iii) to the extent permitted by applicable law, to reprice outstanding options or SARs and to grant new awards in substitution for outstanding awards; (iv) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan; and (v) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company's expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

(c)    Delegation of Authority.    To the fullest extent authorized under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to officers of the Company or any affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine.

(d)    Committee Actions.    A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

(e)    Indemnification.    The Company shall indemnify and hold harmless each member of the Board, the Committee or any officer or subcommittee member to whom authority is delegated by the Committee and any employee of the Company who provides assistance with the administration of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or willful misconduct.

6.    Eligibility.    Awards may be granted under the Plan to any member of the Board (whether or not an employee of the Company or its affiliates), to any officer or other employee of the Company or its affiliates (including prospective officers and employees) and to any consultant or other independent contractor who performs or will perform services for the Company or its affiliates.

7.    Specific Terms of Awards.

(a)    General.    Awards may be granted on the terms and conditions set forth in this Section 7. In addition, the Committee may impose on any award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of awards in the event of termination of employment or service by the recipient. The Committee shall require the payment of lawful consideration for an award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an award except as limited by the Plan.

(b)    Stock Options.    The Committee is authorized to grant Options to eligible persons on the following terms and conditions:

(i)    Exercise Price.    The exercise price per share of Common Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than the Fair Market Value (as defined below) of a share of Common Stock on the date of grant of such Option.

(ii)    Option Term; Time and Method of Exercise.    The Committee shall determine the term of each Option, which in no event shall exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (including, without limitation, cash, Common Stock (including through withholding of Common Stock deliverable upon exercise), other awards or awards granted under other plans of the Company or any affiliate, or other property (including through "cashless exercise" arrangements, to the extent permitted by applicable law) and the methods by or forms in which Common Stock shall be delivered or deemed to be delivered in satisfaction of Options.

(iii)    ISO Grants to 10% Stockholders.    Notwithstanding anything to the contrary in this Section 7(b), if an ISO is granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or a subsidiary corporation thereof (as such term is defined in Section 424 of the Code), the term of the Option shall not exceed five years from the date of grant and the exercise price shall be at least 110% of the Fair Market Value (on the date of grant) of the Common Stock subject to the Option.

(c)    Stock Appreciation Rights.    The Committee is authorized to grant SARs to eligible persons on the following terms and conditions:

(i)    Right to Payment.    A SAR shall confer on the recipient a right to receive a payment, in shares of Common Stock, with a value equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR, which shall be no less than the Fair Market Value of the same number of shares at the time the SAR was granted.

(ii)    Other Terms.    The Committee shall determine the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, the method by or forms in which Common Stock shall be delivered or deemed to be delivered to recipients upon exercise of a SAR, whether or not a SAR shall be free-standing or in tandem or combination with any other award, and the maximum term of an SAR, which in no event shall exceed a period of ten years from the date of grant.

(d)    Restricted Stock.    The Committee is authorized to grant Restricted Stock to eligible persons on the following terms and conditions:

(i)    Grant and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any award document relating to the Restricted Stock, a recipient of Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirements imposed by the Committee).

(ii)    Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)    Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the recipient, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates and that the recipient deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)    Dividends and Splits.    As a condition to the grant of an award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed.

(e)    Deferred Stock.    The Committee is authorized to grant Deferred Stock to eligible persons, which are rights to receive Common Stock, other awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i)    Award and Restrictions.    The issuance of Common Stock shall occur upon expiration of the deferral period specified for an award of Deferred Stock by the Committee. In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Common Stock, other awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)    Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock shall lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)    Dividend Equivalents.    Unless otherwise determined by the Committee, dividend equivalents on the specified number of shares of Common Stock covered by an award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, with the amount or value thereof automatically deemed reinvested in additional Deferred Stock.

(f)    Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to eligible persons such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of Common Stock, including, without limitation, stock bonuses, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units and awards designed to comply with or take advantage of the applicable local laws or jurisdictions other than the United States. The Committee shall determine the terms and conditions of such awards.

(g)    Performance Awards.    The Committee is authorized to grant Performance Awards to eligible persons on the following terms and conditions:

(i)    Generally.    The Committee may specify that any award granted under the Plan shall constitute a Performance Award by conditioning the grant, exercise, vesting or settlement, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions, except as limited under this Section 7(g) in the case of a Performance Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

(ii)    Awards exempt under Section 162(m) of the Code.    If the Committee determines that an Award should qualify as "performance-based compensation" for purposes of Section 162(m) of the Code (other than Options or SARs which otherwise qualify as "performance-based compensation" for purposes of Section 162(m) of the Code), the grant, exercise, vesting and/or settlement of such Performance Award shall be contingent upon achievement of one or more pre-established, objective performance goals. The performance goal or goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this subsection (ii). One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, shall be used by the Committee in establishing performance goals for such Performance Awards, either on an absolute basis or relative to an index: (1)revenues on a corporate or product by product basis; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) economic value created or added; (7) operating margin or profit margin; and/or (8) stock price, dividends or total stockholder return. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. All determination by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and the amount of any final Performance Award shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each such award, that the performance objective relating to the Performance Award and other material terms of the award upon which settlement of the award was conditioned have been satisfied.

8.    Limits on Transferability.    No award or other right or interest of an award recipient under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such recipient to any party (other than the Company or an affiliate thereof), or assigned or transferred by such recipient otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a recipient, and such awards or rights that may be exercisable shall be exercised during the lifetime of the recipient only by the recipient or his or her guardian or legal representative, except that awards and other rights may be transferred to one or more transferees during the lifetime of the recipient, and may be exercised by such transferees in accordance with the terms of such award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon. A beneficiary, transferee, or other person claiming any rights under the Plan from or through any award recipient shall be subject to all terms and conditions of the Plan and any award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee. For purposes hereof, "beneficiary" shall mean the legal representatives of the recipient's estate entitled by will or the laws of descent and distribution to receive the benefits under a recipient's award upon a recipient's death, provided that, if and to the extent authorized by the Committee, a recipient may be permitted to designate a beneficiary, in which case the "beneficiary" instead shall be the person, persons, trust or trusts (if any are then surviving) which have been designated by the recipient in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the recipient's award upon such recipient's death.

9.    Capital Changes, Reorganization, Sale.

(a)    Adjustments upon Changes in Capitalization.    The aggregate number and class of shares issuable pursuant to the Plan and pursuant to the exercise of ISOs, the Annual Share Limit, the number and class of shares and the exercise price per share covered by each outstanding Option, the number and class of shares and the base price per share covered by each outstanding SAR, the number and class of shares covered by each outstanding award of Deferred Stock or Other Stock-Based Award or Performance Award, any per-share base or purchase price or target market price included in the terms of any such award, and related terms shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.

(b)    Cash, Stock or Other Property for Stock.    In the case of a merger, sale of assets or similar transaction which results in a replacement of the Common Stock with stock of another corporation (an "Exchange Transaction"), the Company shall make a reasonable effort, but shall not be required, to replace any outstanding Options or SARs with comparable options to purchase the stock or SARs on the stock of such other corporation, or shall provide for immediate exercisability of all outstanding Options and SARs, with all options or SARs not being exercised within the time period specified by the Board being terminated. The Committee, acting in its discretion, may accelerate vesting of Restricted Stock, Deferred Stock, Other Stock-Based Awards and Performance Awards, provide for cash settlement and/or make such other adjustments to the terms of such awards as it deems appropriate in the context of an Exchange Transaction, taking into account the manner in which outstanding Options and SARs are being treated.

(c)    Fractional Shares.    In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded and each such award shall cover only the number of full shares resulting from the adjustment.

(d)    Determination of Board to be Final.    All adjustments under this Section 9 shall be made by the Committee, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

10.    Tax Withholding.    As a condition to the exercise of any award, the delivery of any shares of Common Stock pursuant to any award, the lapse of restrictions on any award or the settlement of any award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or an affiliate relating to an award (including, without limitation, an income tax deferral arrangement pursuant to which employment tax is payable currently), the Company and/or the affiliate may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to an award recipient whether or not pursuant to the Plan or (b) require the recipient to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligation described under this Section 10 by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

11.    Fair Market Value.    For purposes of the Plan, "Fair Market Value" shall mean the fair market value of the Common Stock as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of the Common Stock as of any given date shall be the closing sale price per share of Common Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.

12.    Amendment and Termination of the Plan.    Except as may otherwise be required by law or the requirements of any stock exchange or market upon which the Common Stock may then be listed, the Board, acting in its sole discretion and without further action on the part of the stockholders of the Company, may amend the Plan at any time and from time to time and may terminate the Plan at any time. No amendment or termination may affect adversely any outstanding award without the written consent of the award recipient.

13.    General Provisions.

(a)    Compliance with Law.    The Company shall not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Transfer Orders; Placement of Legends.    All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(c)    No Rights Conferred.    Nothing contained herein shall be deemed to give any individual a right to receive an award under the Plan or to be retained in the employ or service of the Company or any affiliate.

(d)    Decisions and Determinations to be Final.    Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

(e)    Nonexclusivity of the Plan.    No provision of the Plan, and neither its adoption Plan by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.

14.    Governing Law.    The Plan and each award agreement or other document evidencing an award shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

15.    Term of the Plan.    The Plan shall become effective on the date on which it is approved by the Company's stockholders (the "Effective Date"). Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date. The rights of any person with respect to an award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the award and of the Plan, as each is then in effect or is thereafter amended.